Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-100458 and 333-125443 on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements of Red Robin Gourmet Burgers, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption on December 26, 2005 of Statement of Financial Accounting Standard No. 123(R), Share-Based Payments) and management’s report on the effectiveness of internal control over financial reporting, appearing in this annual report on Form 10-K of Red Robin Gourmet Burgers, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
February 28, 2007